SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

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[WFA Logo]

Wells Fargo Funds

Product Alert

March 2, 2018

Changes to the Wells Fargo Small Cap Opportunities Fund

Wells Fargo Asset Management (WFAM) has announced proposed changes to the Wells Fargo Small Cap Opportunities Fund detailed below. The proposed changes were unanimously approved by the Wells Fargo Funds Board of Trustees, and implementation of the changes is subject to approval by shareholders of the Small Cap Opportunities Fund. A shareholder meeting is planned for May 15, 2018.

Wells Capital Management Incorporated (WellsCap), a part of WFAM, will be named as subadvisor of the fund, changing both subadvisor responsibilities and portfolio management of the fund from Schroder Investment Management.

Justin Carr, Greg Golden, and Rob Wicentowski, experienced managers of small capitalization investment strategies, will be named portfolio managers of the fund, and will be supported by their colleagues on the Golden Capital Equity team.

The fund’s principal investment strategy language will be revised to accommodate the Golden Capital Equity team’s disciplined small capitalization strategy. The fund will transition from a small cap fund using a fundamental research-driven process to a small cap fund with an investment process that uses fundamentally based research but implements investment decisions largely based on quantitative analysis.

The fund name will change from Wells Fargo Small Cap Opportunities Fund to Wells Fargo Disciplined Small Cap Fund.

Net operating expense caps will be substantially reduced.

For further information, please review the following Q&A.

Why is WFAM changing the subadvisor and portfolio management from Schroder Investment Management to WellsCap and the Golden Capital Equity team?

WFAM is changing the subadvisor to WellsCap and portfolio management to the Golden Capital Equity team in an effort to improve performance for existing shareholders and also to provide potential for greater consistency of outperformance over the benchmark, the Russell 2000 Index.

Who are the portfolio managers that will be managing the fund?

For over a decade, the members of the new portfolio management team have been involved in the development and implementation of various small-cap investment strategies.

About Justin Carr, CFA

Justin Carr is a portfolio manager for the Golden Capital Equity team with WFAM. Prior to joining the team responsible for management of the Disciplined Small Cap strategy in 2007, Justin served as an analyst for Evergreen Investments where he began his investment industry career in 2000. He earned a bachelor’s degree in business administration from the University of Vermont and a master’s degree in financial mathematics from Worcester Polytechnic Institute and has earned the right to use the CFA designation.

About Greg Golden, CFA

Greg Golden is a senior portfolio manager for the Golden Capital Equity team with WFAM. He joined WFAM in 2017 from Golden Capital Management, LLC, where he served as a founding partner and president since 1999. Prior to joining the firm, Greg served as senior vice president of structured products at NationsBank and data communications analyst for Sovran Bank, where he began his investment industry career in 1990. Greg holds a bachelor’s degree in business finance from Belmont University and has earned the right to use the CFA designation.

About Rob Wicentowski, CFA

Robert Wicentowski is a portfolio manager for the Golden Capital Equity team with WFAM. Prior to joining the firm in 2016, Robert served as a portfolio research manager for the Equity Quantitative Portfolio Research team at WBI Investments. Earlier roles include senior global strategist for Wells Fargo Bank and director of portfolio analytics for the Risk, Performance and Portfolio Analytics team at Wells Capital Management, where he began his investment industry career in 2005. Robert earned a bachelor of arts in statistics and mathematics from Rutgers College and holds a master’s degree in business administration in finance from the Wharton School of the University of Pennsylvania. He has earned the right to use the CFA designation and is a member of the CFA society of North Carolina.

What can you tell me about the broader Golden Capital Equity team?

Golden is a subadvisor for the Wells Fargo Disciplined U.S. Core Fund, Wells Fargo Large Cap Core Fund, Wells Fargo Small Cap Core Fund, and Wells Fargo Index Portfolio, the master portfolio in which the Wells Fargo Index Fund invests all of its investable assets. In addition to these mutual funds, the Golden Capital Equity team also provides the investment management for the Disciplined Small Cap strategy, which is available to institutional clients. The team is based in Charlotte, and manages over $10 billion in assets (as of 12/31/2017).

Why is the name of the fund changing?

The name of the fund will change from Wells Fargo Small Cap Opportunities Fund to the Wells Fargo Disciplined Small Cap Fund to be consistent with the Disciplined Small Cap institutional strategy name.

How is the Small Cap Opportunities Fund’s investment strategy and portfolio changing?

The fund’s investment strategy will change from a small cap fund using a fundamental research-driven process to a small cap fund with an investment process that uses fundamentally based research but implements investment decisions largely based on quantitative analysis. The fund employs a risk controlled process to build a diversified portfolio of companies with characteristics similar to the Russell 2000 Index but with a superior valuation and earnings profile. As previously mentioned, this strategy is currently available through the Disciplined Small Cap strategy for institutional clients.

Are the fund’s expenses being lowered?

Yes. In conjunction with the changes to the Small Cap Opportunities Fund, there will be net operating expense ratio cap reductions. The net operating expense caps will change as follows:

	R6	Admin	Inst
Small Cap Opportunities Fund (old fund name) gross expense ratios current (not projected to change)	1.00	1.35	1.10
Small Cap Opportunities Fund net expense ratio caps current	0.85	1.20	0.95
Disciplined Small Cap Fund (new fund name) net expense ratio caps proposed	0.50	0.85	0.60

What is the timeline for the proposed changes?

Proxy materials will be mailed to shareholders mid-March 2018, with the shareholder meeting on May 15, 2018. If approved by shareholders, the changes will be effective on or around June 15, 2018.

Additional information and where to find it

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

In connection with the proposal described in this communication, Wells Fargo Funds Trust (the Trust) expects to file a preliminary proxy statement with the Securities and Exchange Commission (the Commission) on or about March 2, 2018. All shareholders are advised to read this proxy statement in its entirety when it becomes available, because it will contain important information regarding the proposal, the persons soliciting proxies in connection with the proposal and the interests of these persons in the proposal and related matters. The Trust intends to mail the proxy statement to shareholders once a definitive proxy statement has been filed with the Commission. Shareholders may obtain a free copy of the proxy statement when available and other documents filed by the Trust with the Commission in connection with the proposal at the Commission’s website at http://www.sec.gov.  Free copies of the proxy statement, once available, may also be obtained by writing to the Trust at Wells Fargo Funds, P.O. Box 8266, Boston, MA 02266-8266, or by calling 1-800-222-8222. The Trust files annual and semi-annual reports and other information with the Commission. You may read and copy any reports, statements or other information filed by the Trust at the Commission’s public reference rooms at Public Reference Section, Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549-0213 (duplicating fee required), or may obtain any such documents from the Commission by mail sent to the above address (duplicating fee required), by phone at 1-800-SEC-0330 (duplicating fee required), by email at publicinfo@sec.gov (duplicating fee required), or by internet at www.sec.gov.

Participants in the solicitation

The Trust, its trustees, executive officers and certain members of its management, and other employees may be soliciting proxies from fund shareholders in favor of the proposal and other related matters. Information concerning persons who may be considered participants in the solicitation of fund shareholders under the rules of the Commission will be set forth in the preliminary proxy statement expected to be filed by the Trust with the Commission on or about March 2, 2018.

Mutual fund investing involves risks, including the possible loss of principal, and may not be appropriate for all investors. Stock values fluctuate in response to the activities of individual companies and general market and economic conditions. Bond values fluctuate in response to the financial condition of individual issuers, general market and economic conditions, and changes in interest rates. Changes in market conditions and government policies may lead to periods of heightened volatility in the bond market and reduced liquidity for certain bonds held by the fund. In general, when interest rates rise, bond values fall and investors may lose principal value. Interest-rate changes and their impact on the fund and its share price can be sudden and unpredictable.

Funds that concentrate their investments in a single industry may face increased risk of price fluctuation over more diversified funds due to adverse developments within that industry. Foreign investments are especially volatile and can rise or fall dramatically due to differences in the political and economic conditions of the host country. These risks are generally intensified in emerging markets. Smaller- and mid-cap stocks tend to be more volatile and less liquid than those of larger companies. High-yield securities have a greater risk of default and tend to be more volatile than higher-rated debt securities. Consult a fund's prospectus for additional information on these and other risks.

Carefully consider a fund's investment objectives, risks, charges, and expenses before investing. For a current prospectus and, if available, a summary prospectus, containing this and other information, visit wellsfargofunds.com. Read it carefully before investing.

The Russell 2000® Index measures the performance of the 2,000 smallest companies in the Russell 3000® Index, which represents approximately 8% of the total market capitalization of the Russell 3000 Index. You cannot invest directly in an index.

Wells Fargo Asset Management (WFAM) is a trade name used by the asset management businesses of Wells Fargo & Company. Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the funds. The funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA, an affiliate of Wells Fargo & Company. Neither Wells Fargo Funds Distributor nor Wells Fargo Funds Management holds fund shareholder accounts or assets. This material is for general informational and educational purposes only and is NOT intended to provide investment advice or a recommendation of any kind—including a recommendation for any specific investment, strategy, or plan.

309336 03-18

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE